Release:     Immediate
Contact:     Scott  Monette
          314/877-7113


                         RALCORP HOLDINGS, INC. TO CLOSE
                    KENT, WASHINGTON IN-STORE BAKERY FACILITY


ST. LOUIS, MO, FEBRUARY 21, 2003 Ralcorp Holdings, Inc. (NYSE:RAH) announced today its plans to close its Kent, Washington in-store bakery facility. The Kent facility is part of Cascade Cookie Company which was acquired by Ralcorp in January 2000. All customer orders for in-store bakery products will continue to be coordinated through Ralcorp's Lofthouse Foods facility in Clearfield, Utah.

The Company will work closely with its Kent employees to provide various types of support needed to help them transition to new jobs. Some impacted employees will be offered employment at facilities outside of Kent. The Company will also provide a variety of severance benefits to impacted employees. The Kent facility currently employs 79 full-time employees (administrative and production).

Ralcorp will incur expenses associated with the closure during the third and fourth quarters of this fiscal year. Also, Ralcorp expects to relocate equipment from Kent to other Ralcorp in-store bakery facilities. Expenses associated with the closure, lease termination, and equipment relocation are expected to be between $2.2 million and $4 million. Ralcorp anticipates completing the closure by the end of June 2003.

Ralcorp produces a variety of store brand foods that are sold under the individual labels of various grocery, mass merchandise and drug store retailers. Ralcorp's diversified product mix includes: ready-to-eat and hot cereals, crackers and cookies, snack nuts and chocolate candy, salad dressings, mayonnaise, peanut butter, jams and jellies, syrups, and various sauces. In addition, Ralcorp holds a 21.5 percent interest in Vail Resorts, Inc.
(NYSE:MTN),  the  premier  mountain  resort  operator  in  North  America.

NOTE: Information in this press release that includes information other than historical data contains forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. These statements are sometimes identified by their use of terms and phrases such as "should," "will," "can," "believes," "could," "anticipates," "intends," "plans," "expects," or similar expressions. Any such forward-looking statements are made based on information currently known and are subject to various risks and uncertainties and are therefore qualified by the Company's cautionary statements contained in its filings with the Securities and Exchange Commission.


                                        ###